Exhibit (d)(32)(ii)

BRIGHTHOUSE FUNDS TRUST I

AMENDMENT No. 2

TO THE

INVESTMENT ADVISORY AGREEMENT

(PIMCO Total Return Portfolio)

AMENDMENT made as of March 1, 2026 to the Investment Advisory Agreement dated August 4, 2017, as amended (the “Agreement”), by and between Brighthouse Investment Advisers, LLC, a Delaware limited liability company (the “Manager”), and Pacific Investment Management Company LLC (the “Adviser”) with respect to the PIMCO Total Return Portfolio (the “Portfolio”).

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE TO COMPENSATION OF ADVISER

Pursuant to Article 8 of the Agreement, Schedule A of the Agreement referenced in Article 3, which contains the schedule of fees is hereby deleted in its entirety and replaced with the attached Schedule A.

2.	INVESTMENT ADVISORY AGREEMENT

In all other respects, the Agreement is confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

BRIGHTHOUSE INVESTMENT ADVISERS, LLC

By:	/s/ Kristi Slavin
Name: Kristi Slavin
Title: President

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Robert O. Young
Name: Robert O. Young
Title: Managing Director

Schedule A

(October 1, 2024)

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

Brighthouse Funds Trust I Fee Schedule

PIMCO Total Return Portfolio

Account	Percentage of average daily net assets
PIMCO Total Return Portfolio	0.25% of first $1 billion of such assets plus 0.20% on next $2 billion of such assets plus 0.175% of such assets over $3 billion

The Adviser has agreed to waive a portion of their advisory fees based on the total assets and number of portfolios advised by the Adviser. If the Adviser is advising three or more 1940 Act portfolios and managing $4.5 billion or more in Combined Assets1 for the Manager, the Adviser will calculate a quarterly blended discount using the chart below and apply the discount to the advisory fee amounts for the PIMCO Total Return and PIMCO Inflation Protected Bond Portfolios.

The discount chart that the Adviser has agreed to is as follows:

Combined Total Return and Inflation Protected Bond AUM	Discount Factor
First $2.5 billion	2.5%
Next $2.5 billion	5.0%
Next $2.5 billion	7.5%
Excess over $7.5 billion	10.0%

1 “Combined Assets” shall mean the assets of the PIMCO Total Return Portfolio (PIMCO Account #1695), PIMCO Inflation Protected Bond Portfolio (PIMCO Account #2695), and Brighthouse Balanced Plus Portfolio (PIMCO Account #7795)